SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                 Form 8-K


                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934




 Date of Report (Date of earliest event reported) March 29, 1995




                      Registrant; State of Incorporation; IRS Employer
Commission File NumberAddress; and Telephone Number       Identification No.

1-5532                PORTLAND GENERAL CORPORATION        93-0909442
                      (an Oregon Corporation)
                      121 SW Salmon Street
                      Portland, Oregon 97204
                      (503) 464-8820


1-5532-99             PORTLAND GENERAL ELECTRIC COMPANY   93-0256820
                      (an Oregon Corporation)
                      121 SW Salmon Street
                      Portland, Oregon 97204
                      (503) 464-8000



                     121 S.W. Salmon Street, Portland, Oregon      97204

                      (Address of principal executive offices)     (zip code)

               Registrant's telephone number, including area code 503-464-8820

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Item 5.Other Events

       REGULATORY MATTERS


       On March 29, 1995 the Oregon Public Utility Commission (PUC) issued an order on Portland General Electric Company's (PGE or the Company) general rate request. The order, based on a two-year test period, authorizes a single average rate increase of 5% representing additional revenues of $51 million in 1995 and $52 million in 1996. The tariff change will increase residential rates 7.7%, commercial rates 5.6% and industrial rates 2.6% effective April 1, 1995. The order establishes PGE's return on equity at 11.6% for both 1995 and 1996, this is a decrease from the previously authorized 12.5%.

       The order authorizes PGE to recover all of the estimated Trojan Nuclear Plant (Trojan) decommissioning costs and 87% of its remaining investment in Trojan which will be collected over Trojan's original license period ending in 2011. The order also adopts a mechanism to decouple short-term profits from retail kilowatt-hour sales.

       The disallowed portion of the Trojan investment is comprised of $17.1 million of post-1991 capital expenditures, primarily related to steam generator repair activities and $20.4 million of general Trojan investment. In light of this disallowance, PGE may record a first quarter loss of up to $37 million, after tax. This decision will be made after the Company thoroughly evaluates the PUC's order.

       The decoupling mechanism adopted by the PUC sets revenue targets associated with retail loads for each of the eight quarters in 1995 and 1996. If actual weather-adjusted revenues exceed or fall short of target revenues, PGE will refund or collect the difference from customers over an 18-month period. The adjustment at anytime during the two-year period cannot result in an overall increase or decrease in rates, due solely to decoupling, of more than 3%. Adjustments to rates, if necessary, will be made every six months through a filing with the PUC.

       The order includes approximately $16 million of variable power cost savings expected from the commercial operation of the Coyote Springs Generating Project (Coyote Springs), a 220 megawatt natural gas-fueled cogeneration facility under construction in eastern Oregon. The order does not include projected capital and fixed costs associated with the plant of approximately $36 million. PGE will file to include these costs in base rates coinciding with anticipated plant commercial operation in 1995.

       The order does not address collection of PGE's power cost deferrals which will be the subject of separate rate proceedings to be filed with the PUC during 1995 (see Portland General Corporation's and PGE's reports on Form 10-K for the period ended December 31, 1994 for further information).

       Any party to the general rate proceeding, including PGE, has 60 days from the date of the order entered by the PUC to file an application for reconsideration or to appeal to state court. PGE is currently evaluating the rate order and its potential financial impact.

                                Signatures




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.







                                Portland General Corporation
                                Portland General Electric Company





March 30, 1995                  By          /s/  Joseph M. Hirko


                                          Joseph M. Hirko
                                       Vice President Finance,
                                       Chief Financial Officer,
                                       Chief Accounting Officer
                                       and Treasurer


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